Exhibit No. 99.1
News Release

CMC REPORTS SECOND QUARTER OF FISCAL 2026 RESULTS

•Second quarter net earnings of $93.0 million, or $0.83 per diluted share and adjusted earnings of $130.1 million, or $1.16 per diluted share
•Consolidated core EBITDA of $297.5 million in the second quarter grew by approximately 114% year-over-year due to solid execution including strong momentum in TAG, favorable market conditions, and the benefit of the newly acquired precast business
•Core EBITDA margin of 14.0% increased by 610 basis points compared to the prior year period
•Adjusted EBITDA margins for the North America Steel Group and the Construction Solutions Group reached 16.8% and 17.0%, respectively; current booking and backlog levels support a strong 2026 construction season outlook
•Construction Solutions' recently acquired precast platform generated $33.6 million of adjusted EBITDA during the quarter, or $40.3 million excluding a purchase accounting charge of $6.7 million
•Precast integrations are progressing well, supporting continued confidence in expected business performance and synergies
•Reduced net leverage during the quarter; remain confident in achieving our goal of 2x within the previously committed timeframe

Irving, TX - March 26, 2026 - CMC (NYSE: CMC) (the "Company") today announced financial results for its fiscal second quarter ended February 28, 2026.

Peter Matt, President and Chief Executive Officer, commented, "The CMC team delivered another strong quarter, driving a more than two-fold increase in core EBITDA compared to a year ago. These impressive results reflect continued execution of our strategy, underpinned by additional efficiency gains from our enterprise-wide Transform, Advance, Grow ("TAG") program and meaningful contributions from our recently acquired precast platform. While weather disruptions temporarily impacted much of our North American footprint during the quarter, we were encouraged by the favorable underlying market conditions across our segments. Overall, our strong second quarter results demonstrate continued progress toward our goal of meaningfully and sustainably enhancing CMC's financial profile and earnings power, and we believe there is much more runway ahead."
Mr. Matt added, "The second quarter marked CMC's entry into the precast concrete business following the close of both the Concrete Pipe and Precast, LLC ("CP&P") and Foley Products Company, LLC ("Foley") acquisitions in December. Integration is advancing well and remains on schedule, supported by the cultural fit and the high quality of the teams engaged across the companies. While it has only been a few months, we are encouraged by what we have seen within our new precast platform, including a strong customer value proposition, good operational and commercial capabilities, attractive industry fundamentals, and solid synergy opportunity, all of which support our investment thesis."

(CMC Second Quarter Fiscal 2026 - 2)

Second quarter net earnings were $93.0 million, or $0.83 per diluted share, on net sales of $2.1 billion, compared to prior year period net earnings of $25.5 million, or $0.22 per diluted share, on net sales of $1.8 billion.

During the second quarter of fiscal 2026, the Company recorded net after-tax charges of $37.1 million, related primarily to the acquisitions of Foley and CP&P, as well as interest expense on the judgment amount associated with the previously disclosed litigation. These charges were offset in part by an unrealized gain on undesignated commodity hedges. Net earnings recorded for the prior year period included net after-tax charges of $10.3 million related to an unrealized loss on undesignated commodity hedges and interest expense on the judgment amount of the aforementioned litigation. Excluding these charges in both periods, second quarter adjusted earnings were $130.1 million, or $1.16 per diluted share, compared to adjusted earnings of $35.8 million, or $0.31 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

As of February 28, 2026, cash, cash equivalents and restricted cash totaled $503.6 million and available liquidity was over $1.7 billion. During the quarter, CMC repurchased 249,154 shares of common stock valued at $18.3 million in the aggregate. As of February 28, 2026, $147.8 million remained available under the current share repurchase authorization.

On March 25, 2026, the board of directors approved an increase of $0.02 per share to CMC's quarterly dividend payment and declared a quarterly dividend of $0.20 per share of CMC common stock payable to stockholders of record on April 6, 2026. The dividend, to be paid on April 15, 2026, will represent an 11% increase from the prior quarterly dividend level and marks the 246th consecutive quarterly payment by the Company.

(CMC Second Quarter Fiscal 2026 - 3)

Business Segments - Fiscal Second Quarter 2026 Review
North America Steel Group product shipments remained stable during the quarter with average daily volumes of finished steel products virtually unchanged from the prior year period. On a sequential basis, average daily volumes decreased by 8.2%, in-line with historical seasonal patterns. The pipeline of potential future construction projects remains healthy as indicated by CMC’s downstream bidding activity, customer commentary related to upcoming project opportunities, and the elevated level of the Dodge Momentum Index, which measures the value of projects entering the planning phase. Downstream backlog volumes increased slightly relative to the prior year period, reaching the highest level since the third quarter of fiscal 2023. Contract awards were solid across several growing construction segments, including data centers, energy, institutional, and public works. CMC's downstream shipment volumes increased compared to the prior year period despite continued commercial selectivity aimed at ensuring all new projects meet minimum margin thresholds related to the service capabilities provided. This disciplined approach helped drive the first year-over-year increase in average backlog price in nearly three years.

Margins on steel products were relatively stable on a sequential basis. Compared to the first quarter of fiscal 2026, the average selling price for steel products improved by $35 per ton, while scrap costs were up $33 per ton. CMC's average selling price for steel products increased by $160 per ton on a year-over-year basis, while scrap costs were up only $13 per ton.

Adjusted EBITDA for the North America Steel Group increased 96.9% to $269.7 million in the second quarter of fiscal 2026 from $137.0 million in the prior year period, driven by higher margins over scrap costs on steel products as well as solid execution and positive contributions from CMC’s TAG program. Segment profitability during the quarter was negatively impacted by approximately $5 million to $10 million due to weather disruptions that reduced production and temporarily increased energy costs. Adjusted EBITDA margin for the North America Steel Group was 16.8%, up from 9.9% in the second quarter of fiscal 2025.

Construction Solutions Group ("CSG") second quarter net sales of $314.4 million increased by 97.9% compared to the prior year period, while adjusted EBITDA of $53.4 million was up 127.1% year-over-year. Growth in net sales and profitability was driven by the addition of CMC's precast platform, which contributed $33.6 million to segment adjusted EBITDA during the quarter. Excluding a one-time purchase accounting adjustment of $6.7 million, the newly established precast platform generated $40.3 million of EBITDA, reflecting three months of performance for CP&P and two and a half months for Foley. Precast shipments were solid during the quarter despite some delays related to inclement weather. The value in backlog ended the quarter up by a high single-digit percentage compared to the prior year period, indicating a good volume outlook for the spring and summer construction season. Tensar financial performance remained stable in its seasonally weakest quarter. Financial results for CMC's Construction Services division improved on a year-over-year basis, driven by strategic initiatives to increase store traffic, add new accounts, and optimally price in-store merchandise. Adjusted EBITDA at CMC's

(CMC Second Quarter Fiscal 2026 - 4)

Performance Reinforcing Steel division declined compared to the prior year period due to project timing. Indications of future market conditions within CSG remained encouraging with backlogs and quoting activity at healthy levels. Adjusted EBITDA margin of 17.0% improved 2.2 percentage points relative to the prior year period. The inclusion of CMC's precast business was 5.3 percentage points accretive to CSG's adjusted EBITDA margin during the quarter, and would have been accretive by 7.4 percentage points excluding the purchase accounting effect on inventory.

Market conditions for the Europe Steel Group were mixed during the quarter. Demand for merchant bar remained resilient, while the large quantity of rebar imported ahead of the Europe Carbon Border Adjustment Mechanism ("CBAM") implementation on January 1, 2026, temporarily dampened demand for domestic material. Despite this overhang, the average selling price for CMC's steel products increased by $21 per ton compared to the first quarter of fiscal 2026 in anticipation of CBAM's eventual supportive impact. Price levels for merchant bar and wire rod also improved on a sequential basis, leading to the Europe Steel Group achieving its highest total steel products average selling price in six quarters. Metal margin increased by $10 per ton sequentially in the second quarter, as a $21 per ton rise in average selling price was only partially offset by a seasonal uptick in scrap costs of $11 per ton.

The adjusted EBITDA loss for the Europe Steel Group of $1.4 million in the second quarter of fiscal 2026 was down from a profit of $0.8 million in the prior year period, while adjusted EBITDA margin of (0.7%) decreased from 0.4% over the comparable period. The year-over-year decline was driven by lower shipments and related diminished fixed cost leverage.

Outlook
Mr. Matt said, "We expect consolidated core EBITDA in the third quarter of fiscal 2026 to increase meaningfully from second quarter levels due to normal seasonal improvement within our key markets and continued margin strength across our North American footprint. North America Steel Group adjusted EBITDA is anticipated to rise modestly on a sequential basis on higher seasonal volumes, the impact of which will be partially offset by annual maintenance outages across the mill network that are expected to add approximately $15 million to $20 million in costs during the quarter. Financial results for the Construction Solutions Group are expected to nearly double compared to the second quarter of fiscal 2026. Europe Steel Group adjusted EBITDA should improve substantially on higher seasonal volumes, modestly improved metal margins, and the anticipated receipt of an approximately $20 million CO2 credit. In our U.S. market, we have not yet experienced any direct impact from the war in Iran, but continue to closely monitor the situation for potential demand disruptions or cost inflation. Energy costs in Europe have risen, though the magnitude of the financial effect will depend on the duration of the conflict."

Mr. Matt added, "CMC is well-positioned to drive further growth during the second half of fiscal 2026. Solid market dynamics, additional benefits from our TAG program, and effective operational execution are

(CMC Second Quarter Fiscal 2026 - 5)

generating momentum in CMC's legacy businesses, which will be supplemented by significant contributions from our newly established precast platform. For the full fiscal year, we continue to anticipate the precast business will generate between $165 million and $175 million in EBITDA. Longer-term, we remain focused on creating significant value for our shareholders by continuing to execute against our strategic plan, delivering meaningful and sustained enhancements to our margins, earnings, cash flow generation, and return on capital."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter fiscal 2026 conference call today, Thursday, March 26, 2026 at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is a Fortune 500 company headquartered in Irving, Texas, and a leading provider of early-stage construction solutions that support the foundational phases of modern infrastructure and building projects. Founded in 1915, CMC has grown from a single-site recycling operation to one of the largest U.S. manufacturers of steel reinforcing bar ("rebar"), a leading producer of subgrade soil stabilization and foundation enhancement solutions and a major supplier of concrete pipe and precast products.

Through an extensive manufacturing network primarily located in the United States and Central Europe, with strategic operations in the United Kingdom, Europe and Asia, CMC serves infrastructure, non-residential, residential, industrial and energy markets. While often unseen, CMC’s products are essential to highways, bridges, airports, commercial buildings and other critical structures that support everyday life.

(CMC Second Quarter Fiscal 2026 - 6)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to the expected performance of our recently acquired precast platform, general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, particularly during periods of domestic mill start-ups, the future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Construction Solutions Group segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initiatives, including our TAG operational and commercial excellence program, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2025, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of additional steelmaking capacity expected to come online from a number of ongoing electric arc furnace projects in the U.S.; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated

(CMC Second Quarter Fiscal 2026 - 7)

benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the Pacific Steel Group litigation and other legal proceedings; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Second Quarter Fiscal 2026 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/28/2026	11/30/2025	8/31/2025	5/31/2025	2/28/2025	2/28/2026	2/28/2025
North America Steel Group
Net sales to external customers	$1,608,321	$1,661,058	$1,616,078	$1,562,286	$1,386,848	$3,269,379	$2,905,485
Adjusted EBITDA	269,674	293,906	239,416	179,936	136,954	563,580	323,133
Adjusted EBITDA margin	16.8%	17.7%	14.8%	11.5%	9.9%	17.2%	11.1%

External tons shipped
Raw materials	358	384	374	385	312	742	651
Rebar	481	544	544	534	503	1,025	1,052
Merchant bar and other	235	251	244	264	243	486	484
Steel products	716	795	788	798	746	1,511	1,536
Downstream products	335	350	366	355	298	685	654

Average selling price per ton
Raw materials	$985	$900	$881	$809	$956	$943	$913
Steel products	974	939	882	859	814	957	813
Downstream products	1,242	1,236	1,214	1,212	1,221	1,239	1,242

Cost of raw materials per ton	$741	$648	$649	$617	$713	$694	$695
Cost of ferrous scrap utilized per ton	$351	$318	$314	$360	$338	$334	$330

Steel products metal margin per ton	$623	$621	$568	$499	$476	$623	$483

Construction Solutions Group
Net sales to external customers	$314,425	$198,277	$221,753	$197,454	$158,864	$512,702	$328,279
Adjusted EBITDA	53,420	39,581	50,630	40,912	23,519	93,001	46,179
Adjusted EBITDA margin	17.0%	20.0%	22.8%	20.7%	14.8%	18.1%	14.1%

Europe Steel Group
Net sales to external customers	$200,014	$247,650	$263,294	$247,590	$198,029	$447,664	$407,436
Adjusted EBITDA	(1,428)	10,929	39,098	3,593	752	9,501	26,591
Adjusted EBITDA margin	(0.7)%	4.4%	14.8%	1.5%	0.4%	2.1%	6.5%

External tons shipped
Rebar	69	119	117	88	100	188	207
Merchant bar and other	215	243	257	271	210	458	416
Steel products	284	362	374	359	310	646	623

Average selling price per ton
Steel products	$672	$651	$668	$663	$612	$660	$626

Cost of ferrous scrap utilized per ton	$356	$345	$351	$370	$337	$351	$353

Steel products metal margin per ton	$316	$306	$317	$293	$275	$309	$273

(CMC Second Quarter Fiscal 2026 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands)	2/28/2026	11/30/2025	8/31/2025	5/31/2025	2/28/2025	2/28/2026	2/28/2025
Net sales to external customers
North America Steel Group	$1,608,321	$1,661,058	$1,616,078	$1,562,286	$1,386,848	$3,269,379	$2,905,485
Construction Solutions Group	314,425	198,277	221,753	197,454	158,864	512,702	328,279
Europe Steel Group	200,014	247,650	263,294	247,590	198,029	447,664	407,436
Corporate and Other	9,258	13,322	13,393	12,654	10,635	22,580	22,778
Total net sales to external customers	$2,132,018	$2,120,307	$2,114,518	$2,019,984	$1,754,376	$4,252,325	$3,663,978

Adjusted EBITDA
North America Steel Group	$269,674	$293,906	$239,416	$179,936	$136,954	$563,580	$323,133
Construction Solutions Group	53,420	39,581	50,630	40,912	23,519	93,001	46,179
Europe Steel Group	(1,428)	10,929	39,098	3,593	752	9,501	26,591
Corporate and Other	(70,410)	(55,848)	(50,716)	(36,952)	(34,852)	(126,258)	(421,097)
Total adjusted EBITDA	$251,256	$288,568	$278,428	$187,489	$126,373	$539,824	$(25,194)

(CMC Second Quarter Fiscal 2026 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except share and per share data)	2026	2025	2026	2025
Net sales	$2,132,018	$1,754,376	$4,252,325	$3,663,978
Costs and operating expenses:
Cost of goods sold	1,744,113	1,534,829	3,457,282	3,136,551
Selling, general and administrative expenses	233,170	167,560	428,790	345,418
Interest expense	40,928	11,167	65,776	22,489
Litigation expense	4,067	4,720	7,802	354,720
Net costs and operating expenses	2,022,278	1,718,276	3,959,650	3,859,178
Earnings (loss) before income taxes	109,740	36,100	292,675	(195,200)
Income tax expense (benefit)	16,708	10,627	22,361	(44,955)
Net earnings (loss)	$93,032	$25,473	$270,314	$(150,245)

Earnings (loss) per share:
Basic	$0.84	$0.22	$2.43	$(1.32)
Diluted	0.83	0.22	2.41	(1.32)

Cash dividends per share	$0.18	$0.18	$0.36	$0.36
Average basic shares outstanding	110,960,062	113,564,436	111,014,543	113,811,675
Average diluted shares outstanding	111,917,954	114,510,293	112,154,279	113,811,675

(CMC Second Quarter Fiscal 2026 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	February 28, 2026	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$495,036	$1,043,252
Restricted cash	8,594	2,652
Accounts receivable (less allowance for doubtful accounts of $4,920 and $3,186)	1,278,653	1,201,680
Inventories, net	1,143,640	934,310
Prepaid and other current assets	335,544	312,924
Total current assets	3,261,467	3,494,818
Property, plant and equipment, net	3,253,482	2,742,773
Intangible assets, net	496,011	210,815
Goodwill	2,134,724	386,846
Other noncurrent assets	415,909	336,582
Total assets	$9,561,593	$7,171,834
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$456,025	$358,373
Accrued contingent litigation-related loss	369,700	362,272
Other accrued expenses and payables	489,757	493,879
Current maturities of long-term debt	52,621	44,289
Total current liabilities	1,368,103	1,258,813
Deferred income taxes	198,804	184,645
Other noncurrent liabilities	278,347	225,044
Long-term debt	3,309,895	1,310,006
Total liabilities	5,155,149	2,978,508
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 110,969,052 and 111,189,136 shares	1,290	1,290
Additional paid-in capital	406,703	406,916
Accumulated other comprehensive loss	(7,753)	(25,251)
Retained earnings	4,737,460	4,507,114
Less treasury stock, 18,091,612 and 17,871,528 shares at cost	(731,516)	(697,003)
Stockholders' equity	4,406,184	4,193,066
Stockholders' equity attributable to non-controlling interests	260	260
Total stockholders' equity	4,406,444	4,193,326
Total liabilities and stockholders' equity	$9,561,593	$7,171,834

(CMC Second Quarter Fiscal 2026 - 12)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended February 28,
(in thousands)	2026	2025
Cash flows from (used by) operating activities:
Net earnings (loss)	$270,314	$(150,245)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	175,289	141,021
Write-off of committed financing fees	11,563	—
Stock-based compensation	26,042	18,270
Write-down of inventory	2,818	15,735
Unrealized loss on undesignated commodity hedges	6,084	6,110
Unrealized loss (gain) on undesignated foreign exchange hedges	925	(3,922)
Deferred income taxes and other long-term taxes	3,402	(95,090)
Litigation expense	7,802	354,720
Other	2,565	2,325
Changes in operating assets and liabilities	(136,348)	(43,459)
Net cash flows from operating activities	370,456	245,465
Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(2,516,079)	—
Capital expenditures	(248,132)	(204,454)
Proceeds from government assistance related to property, plant and equipment	—	25,000
Proceeds from the sale of property, plant and equipment	2,179	5,270
Proceeds from insurance	8,466	—
Other	(890)	(960)
Net cash flows used by investing activities	(2,754,456)	(175,144)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	1,985,000	—
Repayments of long-term debt	(21,207)	(20,241)
Debt issuance costs	(8,476)	(38)
Committed financing fees	(11,563)	—
Proceeds from accounts receivable facilities	1,919	13,303
Repayments under accounts receivable facilities	(1,919)	(13,303)
Treasury stock acquired	(57,203)	(98,433)
Tax withholdings related to share settlements, net of purchase plans	(5,693)	(10,256)
Dividends	(39,968)	(40,981)
Net cash flows from (used by) financing activities	1,840,890	(169,949)
Effect of exchange rate changes on cash	836	(501)
Decrease in cash and cash equivalents	(542,274)	(100,129)
Cash, restricted cash and cash equivalents at beginning of period	1,045,904	859,555
Cash, restricted cash and cash equivalents at end of period	$503,630	$759,426

(CMC Second Quarter Fiscal 2026 - 13)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment "Settlement of New Markets Tax Credit transactions" represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. The adjustment "Litigation expense" represents a provision recorded in the three months ended November 30, 2024 related to the judgment in the Pacific Steel Group litigation and, with respect to subsequent periods, primarily represents interest expense on the judgment amount. The adjustments “Acquisition and integration related costs” and "Acquisition, integration and financing related costs" represent nonrecurring fees associated with the Foley and CP&P acquisitions. The adjustment "Purchase accounting effect on inventory" represents a one time fair value adjustment on inventory associated with the Foley and CP&P acquisitions. The adjustment "Amortization of acquired contract backlog" represents the amortization of the intangible contract backlog from the Foley and CP&P acquisitions.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives to, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance. We have not reconciled the forward-looking estimates of TAG-related EBITDA benefits to comparable GAAP measures because applicable information for future periods, on which these reconciliations would be based, is not readily available due to uncertainty regarding, and the potential variability of metal margins, U.S. trade policy, cost levels of key production inputs, construction activity and related product demand, etc. Accordingly, reconciliations of the forward-looking estimates of TAG-related EBITDA benefits to net earnings are not available at this time without unreasonable effort.

(CMC Second Quarter Fiscal 2026 - 14)

A reconciliation of net earnings (loss) to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2026	11/30/2025	8/31/2025	5/31/2025	2/28/2025	2/28/2026	2/28/2025
Net earnings (loss)	$93,032	$177,282	$151,781	$83,126	$25,473	$270,314	$(150,245)
Interest expense	40,928	24,848	12,145	10,864	11,167	65,776	22,489
Income tax expense (benefit)	16,708	5,653	41,452	26,386	10,627	22,361	(44,955)
Depreciation and amortization	102,567	72,722	72,480	72,376	70,584	175,289	141,021
Asset impairments	—	—	3,436	785	386	—	386
Unrealized (gain) loss on undesignated commodity hedges	(1,979)	8,063	(2,866)	(6,048)	8,136	6,084	6,110
Adjusted EBITDA	251,256	288,568	278,428	187,489	126,373	539,824	(25,194)
Non-cash equity compensation	14,806	11,236	9,237	9,546	8,038	26,042	18,270
Settlement of New Markets Tax Credit transactions	—	—	—	(2,786)	—	—	—
Litigation expense	4,067	3,735	3,776	3,776	4,720	7,802	354,720
Acquisition and integration related costs	20,605	13,379	—	—	—	33,984	—
Purchase accounting effect on inventory	6,739	—	—	—	—	6,739	—
Core EBITDA	$297,473	$316,918	$291,441	$198,025	$139,131	$614,391	$347,796

Net sales	$2,132,018	$2,120,307	$2,114,518	$2,019,984	$1,754,376	$4,252,325	$3,663,978
Core EBITDA margin	14.0%	14.9%	13.8%	9.8%	7.9%	14.4%	9.5%

A reconciliation of net earnings (loss) to adjusted earnings is provided below:

	Three Months Ended					Six Months Ended
(in thousands, except per share data)	2/28/2026	11/30/2025	8/31/2025	5/31/2025	2/28/2025	2/28/2026	2/28/2025
Net earnings (loss)	$93,032	$177,282	$151,781	$83,126	$25,473	$270,314	$(150,245)
Asset impairments	—	—	3,436	785	386	—	386
Settlement of New Markets Tax Credit transactions	—	—	—	(2,786)	—	—	—
Litigation expense	4,067	3,735	3,776	3,776	4,720	7,802	354,720
Unrealized (gain) loss on undesignated commodity hedges	(1,979)	8,063	(2,866)	(6,048)	8,136	6,084	6,110
Acquisition, integration and financing related costs	20,605	24,942	—	—	—	45,547	—
Amortization of acquired contract backlog	17,729	—	—	—	—	17,729	—
Purchase accounting effect on inventory	6,739	—	—	—	—	6,739	—
Total adjustments (pre-tax)	$47,161	$36,740	$4,346	$(4,273)	$13,242	$83,901	$361,216
Related tax effects on adjustments	(10,046)	(7,846)	(1,162)	765	(2,946)	(17,892)	(88,271)
Adjusted earnings	$130,147	$206,176	$154,965	$79,618	$35,769	$336,323	$122,700
Net earnings (loss) per diluted share	$0.83	$1.58	$1.35	$0.73	$0.22	$2.41	$(1.32)
Adjusted earnings per diluted share	$1.16	$1.84	$1.37	$0.70	$0.31	$3.00	$1.08

Media Contact:
Susan Gerber
(214) 689-4300